As filed with the Securities and Exchange Commission on December 1, 2022

Registration Statement No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FENNEC PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	20-0442384
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Rostislav Raykov
Chief Executive Officer
PO Box 13628, 68 TW Alexander Drive	Fennec Pharmaceuticals Inc.
Research Triangle Park, NC 27709	PO Box 13628, 68 TW Alexander Drive
(919) 636-4530	Research Triangle Park, NC 27709
(919) 636-4530
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Garett Sleichter, Esq.	Randy Taylor, Esq.
Rutan & Tucker, LLP	LaBarge Weinstein LLP
18575 Jamboree Road, 9th Floor	515 Legget Drive, Suite 800
Irvine, CA 92612	Ottawa, ON K2K 3G4
Phone (714) 641-5100	Phone (613) 599-9600
Fax (714) 546-9035	Fax (613) 599-0018

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 1, 2022

PROSPECTUS

Fennec Pharmaceuticals Inc.

3,914,850 Common Shares

This prospectus relates to the possible resale of up to 3,914,850 of our common shares, no par value per share, from time to time in one or more offerings by the selling stockholder named herein.

Of the 3,914,850 common shares offered for resale by the selling stockholder under this prospectus, up to 3,781,654 common shares are issuable upon the potential conversion of $25 million of senior secured floating rate convertible notes held by the selling stockholder (the “Convertible Notes”) and up to 133,196 common shares are issuable upon the potential exercise of warrants to purchase common shares held by the selling stockholder (the “Warrants”). The Convertible Notes and the Warrants were issued pursuant to that certain Securities Purchase Agreement, dated August 1, 2022, between us and the selling stockholder (the “SPA”). The SPA grants the selling stockholder certain customary registration rights, pursuant to which we filed the registration statement of which this prospectus forms a part. Pursuant to the registration rights provisions of the SPA, the number of common shares offered for resale under this prospectus is calculated based on 120% of the total number of common shares issuable upon the conversion in full of the original principal amount of the Convertible Notes and the exercise in full of the Warrants.

The registration of these common shares does not necessarily mean that the selling stockholder will sell any common shares, that the Convertible Notes will be converted into common shares, or that the Warrants will be exercised for common shares. We are not offering for sale any shares of our common stock pursuant to this prospectus and we will not receive any proceeds from the resale of the shares of our common stock offered by this prospectus. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price for the common shares purchased under the Warrants. However, we cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, or they will be exercised on a non-cash basis, in accordance with the terms of the Warrants, in which case we will not receive any cash proceeds.

The selling stockholder may offer and sell the common shares covered by this prospectus in a number of different ways and at varying prices. See the section entitled “Plan of Distribution” on page 10 of this prospectus for additional information.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “FENC” and on the Toronto Stock Exchange (“TSX”) under the symbol “FRX”. The last reported sale price of our common shares on Nasdaq on November 30, 2022, was $9.76 per share.

Investing in our securities involves a high degree of risk. Before you invest in our securities, you should carefully read the section entitled “Risk Factors” on page 4 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholder may, from time to time, offer and sell the common shares described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.”

More specific terms of any common shares that the selling stockholder offers and sells may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common shares being offered and the terms of the offering. A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholder have authorized anyone to provide you with different or additional information. Neither we nor the selling stockholder take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the selling stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the section titled “Where You Can Find More Information.”

Unless the context suggests otherwise, references in this prospectus to “Fennec Pharmaceuticals,” the “Company,” “we,” “us” and “our” refer to Fennec Pharmaceuticals Inc. and its consolidated subsidiaries.

THE COMPANY

We incorporated under the laws of Canada in September 1996. On August 25, 2011, we continued from the laws of Canada under the Canada Business Corporations Act (the “CBCA”) to the laws of British Columbia in accordance with Section 302 of the Business Corporations Act (British Columbia) (the “Continuance”).

We are a commercial-stage biopharmaceutical company focused on our only product, PEDMARK®. On September 20, 2022 we received approval from the FDA for PEDMARK® (sodium thiosulfate injection) to reduce the risk of ototoxicity associated with cisplatin in pediatric patients one month of age and older with localized, non-metastatic solid tumors. This approval makes PEDMARK® the first and only treatment approved by the FDA in this area of significant unmet medical need. On October 17, 2022, we announced commercial availability of PEDMARK® in the United States.

We sell our product through an experienced field force including Regional Pediatric Oncology Specialists and medical science liaisons who are helping to educate the medical communities and patients about cisplatin induced ototoxicity and our programs supporting patient access to PEDMARK®.

Further, the Company has established Fennec HEARS™, a comprehensive single source program designed to connect PEDMARK patients to both patient financial and product access support. The program offers assistance and resources, regardless of insurance type, that can address co-pays or lack of coverage when certain eligibility requirements are met. Fennec HEARS also provides access to care coordinators that can answer insurance questions about coverage for PEDMARK and provide tips and resources for managing treatment.

Hearing loss among children receiving platinum-based chemotherapy is frequent, permanent and often severely disabling. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. In addition, adults undergoing chemotherapy for several common malignancies, including ovarian cancer, testicular cancer, and particularly head and neck cancer and brain cancer, often receive intensive platinum-based therapy and may experience severe, irreversible hearing loss, particularly in the high frequencies.

In the U.S. and Europe, it is estimated that, annually, over 10,000 children may receive platinum-based chemotherapy.  The incidence of ototoxicity depends upon the dose and duration of chemotherapy. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

THE OFFERING

Common shares offered by the selling stockholder	3,914,850 common shares, of which up to 3,781,654 common shares are issuable upon the potential conversion of the Convertible Notes and up to 133,196 common shares are issuable upon the potential exercise of the Warrants.

Terms of offering	The selling stockholder will determine when and how it will sell common shares offered pursuant to this prospectus. See “Plan of Distribution.”

Common shares to be outstanding after this offering (1)	30,175,492 common shares (assuming the conversion in full of the Convertible Notes and the exercise in full of the Warrants).

Use of proceeds	We will not receive any of the proceeds from the sale of common shares being offered under this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash. Unless we inform you otherwise in a prospectus supplement, we plan to use the net proceeds from any cash exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our common shares involves a high degree of risk. Before you invest in our common shares, you should carefully read the section entitled “Risk Factors” on page 4 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Exchange listing	Our common shares are listed on Nasdaq under the symbol “FENC” and on the TSX under the symbol “FRX”. The last reported sale price of our common shares on Nasdaq on November 30, 2022, was $9.76 per share.

(1) The number of common shares to be outstanding after this offering is based on 26,260,642 common shares issued and outstanding on November 21, 2022 and excludes as of that date the following:

•	4,593,958 common shares issuable upon the exercise of outstanding options having a weighted average exercise price of $5.44 per share (Canadian denominated exercise prices converted using the November 21, 2022 exchange rate of 0.75 CAD/USD);
•	39,130 common shares issuable upon the exercise of outstanding warrants (other than the Warrants) having an exercise price of $6.80 per share; and
•	1,971,203 additional common shares reserved for issuance under our stock option plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or the outstanding warrants described above (other than exercise of the Warrants).

RISK FACTORS

An investment in our common shares involves a high degree of risk. In deciding whether to invest in our common shares, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Additional Risks Related to this Offering

Sales of substantial amounts of our common shares by the selling stockholder, or the perception that these sales could occur, could adversely affect the price of our common shares.

We are registering the offer and sale of the common shares covered by this prospectus to satisfy the registration rights we granted to the selling stockholder pursuant to the SPA, so that the common shares may be offered for sale into the public market by the selling stockholder. The number of common shares covered by this prospectus is significant in relation to our historical trading volume. The sale by the selling stockholder of all or a significant portion of the common shares covered by this prospectus could have a material adverse effect on the market price of our common shares. In addition, the perception in the public markets that the selling stockholder might sell all of a portion of the common shares covered by this prospectus could also, in and of itself, have a material adverse effect on the market price of our common shares.

The conversion of the Convertible Notes and the Warrants could substantially dilute your investment.

Under the terms of the Convertible Notes and the Warrants, the selling stockholder has an opportunity to profit from a rise in the market price of our common shares that, upon conversion of the Convertible Notes or exercise of the Warrants, could result in dilution to the other holders of our common shares.

We would have to pay liquidated damages if we fail to meet our registration rights obligations to the selling stockholder, which would increase our expenses and reduce our cash resources.

Pursuant to the terms of the SPA, subject to certain limited exceptions, if the registration statement of which this prospectus forms a part has not been declared effective within the time periods specified in the SPA or we otherwise fail to maintain the effectiveness of the registration statement (subject to certain allowable grace periods), we will be required to pay the selling stockholder liquidated damages until the applicable event is cured. There can be no assurance that the registration statement of which this prospectus forms a part will be declared effective by the SEC or will remain effective for the time periods necessary to avoid payment of liquidated damages. Any payment of liquidated damages would increase our expenses, reduce our cash resources and could materially adversely affect our operations.

Future sales or issuances of our common shares may dilute the ownership interest of existing shareholders and depress the trading price of our common shares.

We cannot predict the effect, if any, that future sales of our common shares, or the availability of our common shares for future sale, will have on the market price of our common shares. Future sales or issuances of our common shares may dilute the ownership interests of our existing shareholders, including purchasers of common shares in this offering. In addition, future sales or issuances of substantial amounts of our common shares may be at prices below the offering price of the shares offered by this prospectus and may adversely impact the market price of our common shares and the terms upon which we may obtain additional equity financing in the future. The perception that such sales or issuances may occur could also negatively impact the market price of our common shares.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents that are incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements may concern possible or anticipated future results of operations or business developments. These statements are based on management’s current expectations or predictions of future conditions, events or results based on various assumptions and management’s estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential, regulatory environment, sales and marketing strategies, capital resources, operating performance, or the closing of this offering. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business and its market, particularly those discussed under the section entitled “Risk Factors”, as well as any amendments to such risk factors reflected in our subsequent filings with the SEC. Forward-looking statements include, but are not limited to, statements about:

•	our ability to successfully commercialize PEDMARK®;
•	the nature and scope of potential markets for PEDMARK®;
•	the rate and degree of market acceptance of PEDMARK®;
•	our ability to obtain and maintain regulatory approval of PEDMARK®;
•	the benefits of the use of PEDMARK®;
•	our ability to maintain, or recognize the anticipated benefits of, orphan drug designation for PEDMARK®;
•	our efforts to pursue collaborations with other companies and third parties;
•	our ability to obtain funding for our future operations and working capital requirements and expectations regarding the sufficiency of our capital resources;
•	our expectations regarding the impact of the ongoing COVID-19 pandemic, inflation and rising interest rates on our business, industry and the economy;
•	our ability to protect our intellectual property;
•	our corporate and development strategies;
•	our expected results of operations;
•	our anticipated levels of expenditures; and
•	our ability to attract and retain key employees.

Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and we assume no responsibility to update any forward-looking statements except as required by law.

We may from time to time provide estimates of the potential United States and foreign market for PEDMARK®. These estimates are based on a number of factors, including our expectation as to the number of patients with a certain medical condition that would potentially benefit from PEDMARK®. While we have determined these estimates based on assumptions that we believe are reasonable, there are a number of factors that could cause our expectations to change or not be realized. See the section entitled “Risk Factors”, as well as any amendments to such risk factors reflected in our subsequent filings with the SEC. It is possible that the ultimate market for our product candidate will differ significantly from our expectations due to these or other factors and, therefore, investors should not place undue reliance on such estimates.

USE OF PROCEEDS

All of the common shares offered by this prospectus are being registered for the account of the selling stockholder. We are not offering for sale any shares of our common stock pursuant to this prospectus and we will not receive any proceeds from the resale of the shares of our common stock offered by this prospectus. We have agreed to pay all costs, expenses and fees relating to the registration of common shares covered by this prospectus. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale of the common shares.

We may, however, receive cash proceeds equal to the exercise price of the Warrants that the selling stockholder may exercise, to the extent the Warrants are exercised for cash. Any sale of these common shares presumes that the selling stockholder will have exercised some or all of the Warrants. The Warrants have an exercise price of $8.11 per share. If the Warrants were exercised for cash with respect to all 110,996 common shares issuable under the Warrants, we would receive gross proceeds of approximately $0.9 million. Unless we inform you otherwise in a prospectus supplement, we plan to use the net proceeds from any cash exercise of the Warrants for general corporate purposes.

We cannot predict if or when the Warrants will be exercised, and it is possible that the Warrant may expire and never be exercised. In addition, the selling stockholder has the option to exercise the Warrants on a cashless basis. If the Warrants are exercised on a cashless basis, we will not receive any proceeds from the exercise of the Warrants. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the general corporate purposes described above.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Notice of Articles and Articles, each of which may be further amended from time to time and both of which are incorporated herein by reference.

General

As of November 21, 2022, our authorized capital stock consists of an unlimited number of common shares, no par value per share, of which 26,260,642 common shares were issued and outstanding as of that date.

Common Shares

Pursuant to our Notice of Articles and Articles, we are authorized to issue an unlimited number of common shares, no par value. Each holder of a common share is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. We have not provided for cumulative voting for the election of directors in our Notice of Articles or Articles. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The holders of outstanding our common shares are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Holders of common shares have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common shares are entitled to share in all assets remaining after payment of all liabilities. The rights of the holders of our common shares are subject to, and may be adversely affected by, the rights of holders of shares of any preferred stock that we may designate and issue in the future. Each outstanding common share is, and all common shares to be issued in this offering, when they are paid for, will be fully paid and non-assessable.

Computershare is the transfer agent for our common shares.

Our common shares are listed on Nasdaq under the symbol “FENC” and on the TSX under the symbol “FRX”.

Exchange Controls, Restrictions on Voting or Ownership

There is currently no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends, interest or other payments by us to a non-resident holder of our common shares, other than applicable tax requirements.

There is currently no limitation imposed by the laws of Canada or by our Notice of Articles or Articles on the right of a non-resident to hold or vote our common shares, other than those imposed by the Investment Canada Act and the Competition Act (Canada). These acts will generally not apply except where control of an existing Canadian business or company, which has Canadian assets or revenue over a certain threshold, is acquired and will not apply to trading generally of securities listed on a stock exchange. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

Shareholders' Rights Plan

We adopted a shareholder rights plan agreement (the “Rights Plan”) on June 27, 2017. The Rights Plan was adopted to ensure, to the extent possible, that all of our shareholders are treated fairly and equally in connection with any take-over bid or other acquisition of control. Generally stated, the Rights Plan is designed to address this purpose by requiring any potential transaction that will result in a person (an “Acquirer”) owning, in the aggregate, 20% or more of our outstanding common shares (inclusive of any common shares held by the Acquirer, its associates and affiliates, and any person acting jointly or in concert with any of them (collectively, the “Acquirer Group”)) to be structured as a formal take-over bid that satisfies certain minimum requirements relating primarily to the manner in which the bid must be made, the minimum number of days the bid must remain open, and the minimum number of shares that must be acquired under the bid. Non-compliant transactions may, through the operation of the Rights Plan and the rights issued thereunder, result in the Acquirer Group’s common share position in us being substantially diluted. Consequentially, the Rights Plan incentivizes the Acquirer to structure its proposed transaction in a manner that complies with the minimum requirements prescribed by the Rights Plan, thereby helping fulfill the purpose of the Rights Plan. One right (a “Right”) is issued and attached to each common share. This includes all common shares issued as of the effective date of the Rights Plan and all common shares issued after the effective date of the Rights Plan but prior to the eighth trading day after the earlier of public announcement of a take-over bid (other than a take-over bid that is a permitted bid or a competing permitted bid, as the case may be, under the Rights Plan) or the date upon which a permitted bid or competing permitted bid under the Rights Plan ceases to be such, or such later date as may be determined by our board of directors.

SELLING STOCKHOLDER

Pursuant to the terms of the SPA that we entered into with the selling stockholder, we may issue up to $45 million in Convertible Notes to the selling stockholder, issuable in multiple tranches on terms and subject to various conditions set forth in the SPA. As of the date of this prospectus, we have issued $25 million in Convertible Notes to the selling stockholder, $5 million on August 19, 2022 and $20 million on September 23, 2022. The remaining $20 million of Convertible Notes available under the SPA may be issued in tranches of $10 million each upon mutual agreement of us and the selling stockholder. The SPA grants the selling stockholder certain customary registration rights, pursuant to which we filed the registration statement of which this prospectus forms a part.

The Convertible Notes are secured by a first priority security interest in substantially all of our assets. Unless earlier converted or redeemed, the Convertible Notes will mature on August 19, 2027. The outstanding balance of the Convertible Notes (including any paid-in-kind interest) accrues interest at a rate equal to the sum of (i) the greater of (a) US Prime Rate or (b) three and one-half percent (3.5%), plus (ii) four and one-half percent (4.5%), payable quarterly on the first business day of each calendar quarter. Through August 19, 2024, interest equal to three and one-half percent (3.5%) on the outstanding balance of the Convertible Notes will be paid-in-kind; after August 19, 2024, such interest will be paid in cash. Subject to our redemption right described below, we may not prepay any principal balance (including any paid-in-kind interest) of the Convertible Notes prior to the maturity date without the consent of the stockholder.

At any time when the Convertible Notes remain outstanding, the selling stockholder may, at its option, convert the outstanding balance of the Convertible Notes (including all accrued and unpaid interest) into our common shares at a conversion price of: (i) $8.11 per common share for the $5 million Convertible Note issued on August 19, 2022, and (ii) $7.89 per common share for the $20 million Convertible Note issued on September 23, 2022.

At any time after August 19, 2025 but prior to the maturity date, the Company may, subject to the satisfaction of certain conditions set forth in the SPA, redeem all, but not less than all, of the outstanding Convertible Notes in cash at a premium on the redeemed amount equal to: (a) if redeemed prior to August 19, 2026, 110%; and (b) if redeemed after August 19, 2026 but on or prior to the maturity date, 107.5% (the “Redemption Premium”).

We issued the Warrants to the selling stockholder as payment of our committee fee under the SPA. The Warrants grant the selling stockholder the right to purchase up to 110,996 shares of our common shares at a price of $8.11 per share. The Warrants expire on August 19, 2027 as to 55,498 shares and September 23, 2027 as to the remaining 55,498 shares. The selling stockholder has the option to exercise the Warrants for cash or on a cashless basis.

When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, its permitted transferees and others who later come to hold any of the selling stockholder’s interest in the common shares other than through a public sale. Pursuant to the registration rights provisions of the SPA, the number of common shares shown in the table below as being offered for resale by the selling stockholder under this prospectus is calculated based on 120% of the total number of common shares issuable upon the conversion in full of the original principal amount of the Convertible Notes and the exercise in full of the Warrants.

The table below sets forth, to our knowledge based on information supplied to us by the selling stockholder, the number of common shares beneficially owned by the selling stockholder prior to this offering (based on the 120% calculation noted above), the maximum number of common shares to be offered for resale by the selling stockholder pursuant to this prospectus, and the number of common shares that will be beneficially owned by the selling stockholder after completion of this offering, in each case without regard to any limitation on the conversion of the Convertible Notes or exercise of the Warrants.

The percentages of beneficial ownership in the table below is based on 26,260,642 of our common shares outstanding as of November 21, 2022. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the selling stockholder has sole or shared voting power or investment power, and also any shares which the selling stockholder has the right to acquire within 60 days of November 21, 2022, whether through the exercise or conversion of any stock option, convertible security, warrant or other right.

	Prior to Offering			After Offering
Name	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned	Number of Shares Offered (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Petrichor Opportunities Fund I LP (2)	3,914,850	12.97%	3,914,850	–	–

(1) Calculated based on 120% of the total number of common shares issuable upon the conversion in full of the original principal amount of the Convertible Notes and the exercise in full of the Warrants.

(2) Petrichor Opportunities Fund I LP and its general partner, Petrichor Opportunities Fund I GP LLC, have retained Petrichor Healthcare Capital Management LP to manage the investment program of Petrichor Opportunities Fund I LP. In that capacity, Petrichor Healthcare Capital Management LP exercises investment discretion and voting control over our securities held by Petrichor Opportunities Fund I LP. The address for this beneficial owner is 220 East 42nd Street, 37th Floor, New York, NY 10017. By virtue of his control over Petrichor Healthcare Capital Management LP, Tadd S. Wessel may be deemed to share voting and investment power over our securities owned by Petrichor Opportunities Fund I LP and he expressly disclaims beneficial ownership of the shares owned by Petrichor Opportunities Fund I LP.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, sell any or all of the common shares covered by this prospectus on Nasdaq or any other stock exchange, market or trading facility on which the common shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling the common shares:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in transactions through a broker-dealer that agrees with the selling stockholder to sell a specified number of the common shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of common shares, from the purchaser) in amounts to be negotiated.

In connection with the sale of the common shares or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling stockholder may also sell common shares short and deliver the common shares covered by this prospectus to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell the common shares. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We are required to pay certain fees and expenses incurred by us incident to the registration of the common shares. We have also agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholder may be deemed to be statutory underwriters under the Securities Act. In addition, any broker-dealers who act in connection with the sale of the common shares under this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the common shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

We agreed to keep this prospectus effective with respect to the common shares offered by the selling stockholder hereunder until the earlier of the selling stockholder’s sale of the common shares pursuant to this prospectus or until such shares may be sold without restrictions or other limitations (including, without limitation, volume restrictions) pursuant to Rule 144 (or any successor provision) under the Securities Act and without the need for current public information required by Rule 144(c)(1).

We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that the selling stockholder will sell any or all of the common shares registered pursuant to the registration statement of which this prospectus forms a part.

We are not aware of any plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of common shares by the selling stockholder.

We will pay all expenses incident to the preparation and filing of the registration statement of which this prospectus forms a part, estimated to be $45,000. These expenses include accounting and legal fees in connection with the preparation of the registration statement, legal and other fees in connection with the qualification of the sale of the common shares under the laws of certain states (if any), registration and filing fees, and other expenses.

MATERIAL UNITED STATES AND CANADIAN TAX

CONSEQUENCES OF THIS OFFERING

Material U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of acquiring, owning, and disposing of our common shares acquired pursuant to this prospectus, subject to the qualifications set forth herein.

General

Tax Consequences Not Addressed

This summary does not address all potential U.S. federal income tax considerations that may be relevant to a particular U.S. Holder. In addition, this summary does not take into account the individual facts and circumstances that may affect the U.S. federal income tax consequences to a particular U.S. Holder, including specific tax consequences under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax considerations, and does not discuss tax reporting requirements that may be applicable to any particular U.S. Holder. Each prospective investor should consult a professional tax advisor with respect to the U.S. federal income, U.S. alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

Authorities

This summary is based upon the provisions of the United States Internal Revenue Code (the “Code”), the United States Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and administrative rulings and judicial decisions interpreting the Code and the United States Treasury Regulations, all as currently in effect, and all subject to differing interpretations or change, possibly on a retroactive basis. We have not sought, and will not seek, a ruling from the IRS regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position that is different from, and contrary to, the positions taken in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares acquired pursuant to this prospectus that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax rules);

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

An individual may be a resident for U.S. federal income tax purposes in any calendar year if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

Non-U.S. Holders Not Addressed

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders of acquiring, owning, and disposing of common shares. Each non-U.S. Holder investor should consult a professional tax advisor with respect to the U.S. federal income, U.S. alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

Certain U.S. Holders Not Addressed

This summary does not address the U.S. federal income tax considerations applicable U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that:

•	are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

•	are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;

•	have a “functional currency” other than the U.S. dollar;

•	own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•	acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	hold common shares other than as a capital asset within the meaning of section 1221 of the Code (generally, property held for investment purposes);

•	are partnerships or other “pass-through” entities for U.S. federal income tax purposes (or investors in such partnerships or entities);

•	own, have owned, or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of your company;

•	are U.S. expatriates who are former citizens or long-term residents of the United States;

•	have been, are, or will be residents or deemed to be residents in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”);

•	use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada;

•	are persons whose common shares constitute “taxable Canadian property” under the Tax Act; or

•	have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.

U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

The following summary is not a substitute for careful tax planning and advice. U.S. Holders of common shares are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the issues discussed herein, in light of their particular circumstances, as well as any considerations arising under the laws of any foreign, state, local, or other taxing jurisdiction.

General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion describes the general rules applicable to the ownership and disposition of the common shares but is subject in its entirety to the special rules described below under the headings entitled “Tax Consequences if We Are a Passive Foreign Investment Company” and “Tax Consequences if We are a Controlled Foreign Corporation.”

Distributions on Common Shares

The gross amount of any distribution (including amounts, if any, withheld in respect of Canadian withholding tax) actually or constructively received by a U.S. Holder with respect to our common shares will be taxable to the U.S. Holder as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions to a U.S. Holder in excess of earnings and profits will be treated first as a return of capital that reduces a U.S. Holder’s tax basis in such common shares (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of our common shares), and then as gain from the sale or exchange of such common shares (see “Sale or Other Taxable Disposition of Our Common Shares”). The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. In the event we make distributions to holders of common shares, we may or may not calculate our earnings and profits under U.S. federal income tax principles. If we do not do so, any distribution may be required to be regarded as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain. The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders.

Non-corporate U.S. Holders, including individuals, will generally be eligible for the preferential U.S. federal rate on “qualified dividend income,” provided that we are a “qualified foreign corporation,” the stock on which the dividend is paid is held for a minimum holding period, and other requirements are satisfied. A “qualified foreign corporation” includes a foreign corporation that is not a passive foreign investment company (“PFIC”) in the year of the distribution or in the prior taxable year and that is eligible for the benefits of an income tax treaty with the United States that contains an exchange of information provision and has been determined by the United States Treasury Department to be satisfactory for purposes of the legislation (such as the Canada-U.S. Tax Convention).

Distributions to U.S. Holders generally will not be eligible for the “dividends received deduction” generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Sale or Other Taxable Disposition of Our Common Shares

Upon the sale, exchange, or other taxable disposition of our common shares, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other disposition and such U.S. Holder’s tax basis in such common shares sold or otherwise disposed of. If the U.S. holder receives Canadian dollars in the transaction, the amount realized will be the U.S. dollar value of the Canadian dollars received, which is determined for cash basis taxpayers on the settlement date for the transaction and for accrual basis taxpayers on the trade date (although accrual basis taxpayers can also elect the settlement date). A U.S. Holder’s tax basis in common shares generally will be such holder’s U.S. dollar cost for such common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a corporate U.S. Holder. Deductions for capital losses are subject to significant limitations under the Code. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Additional Medicare Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates, or trusts (other than trusts that are exempt from tax) are subject to a tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes dividends on the common shares and net gains from the disposition of the common shares.

U.S. Holders that are individuals, estates, or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the common shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange, or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed below, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation (including constructive dividends) should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, certain U.S. Holders who hold certain “specified foreign financial assets” that exceed certain thresholds are required to report information relating to such assets. The definition of “specified foreign financial assets” generally includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Significant penalties may apply for failure to satisfy applicable reporting obligations.

Distributions paid with respect to common shares and proceeds from a sale, exchange, or redemption of common shares made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting to the IRS and possible U.S. backup withholding (at a rate of 28%). Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct U.S. taxpayer identification number and makes any other required certification on IRS Form W-9 or that is a corporation or other entity that is otherwise exempt from backup withholding. Each U.S. Holder should consult its own tax advisors regarding the application of the U.S. information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. U.S. Holders should consult with their own tax advisors regarding their reporting obligations, if any, as a result of their acquisition, ownership, or disposition of our common shares.

Tax Consequences if We are a Passive Foreign Investment Company

A foreign corporation generally will be treated as a PFIC if, after applying certain “look-through” rules, either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets is attributable to assets that produce or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. The look-through rules require a foreign corporation that owns at least 25% by value of the stock of another corporation to treat a proportionate amount of assets and income as held or received directly by the foreign corporation.

We have not made the analysis necessary to determine whether or not we are currently a PFIC or whether we have ever been a PFIC. There can be no assurance that we are not, have never been or will not in the future be a PFIC. If we were to be treated as a PFIC, any gain recognized by a U.S. shareholder upon the sale (or certain other dispositions) of our common shares (or the receipt of certain distributions) generally would be treated as ordinary income, and a U.S. shareholder may be required, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain “excess distributions,” including any gain on the sale or certain dispositions of our common shares. In order to avoid this tax consequence, a U.S. shareholder (i) may be permitted to make a “qualified electing fund” election, in which case, in lieu of such treatment, such shareholder would be required to include in its taxable income certain undistributed amounts of our income or (ii) may elect to mark-to-market our common shares and recognize ordinary income (or possible ordinary loss) each year with respect to such investment and on the sale or other disposition of the common shares. Additionally, if we are deemed to be a PFIC, a U.S. shareholder who acquires our common shares from a decedent will be denied the normally available step-up in tax basis to fair market value for the common shares at the date of the death and instead will have a tax basis equal to the decedent’s tax basis if lower than fair market value. Neither we nor our advisors have the duty to or will undertake to inform U.S. shareholders of changes in circumstances that would cause us to become a PFIC. U.S. shareholders should consult their own tax advisors regarding the application of the PFIC rules including eligibility for and the manner and advisability of making certain elections in the event we are determined to be a PFIC at any point in time after the date of this prospectus. We intend to take the action necessary for a U.S. shareholder to make a “qualified electing fund” election in the event we are a PFIC.

Further, excess distributions treated as dividends, gains treated as excess distributions and mark-to-market inclusions and deductions, all under the PFIC rules discussed above, are all included in the calculation of net investment income for purposes of the 3.8% tax described above under the subheading entitled “Additional Medicare Tax on Net Investment Income”. United States Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of common shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a “qualified electing fund” election will be required to recalculate its basis in the common shares excluding basis adjustments resulting from the “qualified electing fund” election. Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in a PFIC for which a “qualified electing fund” election has been made and which is held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on income inclusions resulting from the “qualified electing fund” election and on gains calculated after giving effect to related tax basis adjustments.

Tax Consequences if We are a Controlled Foreign Corporation

A foreign corporation will be treated as a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes if, on any day during the taxable year of such foreign corporation, more than 50% of the equity interests in such corporation, measured by reference to the combined voting power or value of the equity of the corporation, is owned directly or by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code by United States Shareholders. For this purpose, a “United States Shareholder” is any United States person that possesses directly, or by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code, 10% or more of the combined voting power of all classes of equity in such corporation or 10% or more of the total value of shares of all classes in such corporation. If a foreign corporation is a CFC on any day during any taxable year, each United States Shareholder of our Company who owns, directly or indirectly, our common shares on the last day of the taxable year on which we are a CFC will be required to include in its gross income for United States federal income tax purposes its pro rata share of our “Subpart F income,” even if the Subpart F income is not distributed. Subpart F income generally includes passive income but also includes certain related party sales, manufacturing and services income.

In addition to the inclusion of “Subpart F income” of a CFC in the gross income of a United States Shareholder, there may be exposure to an additional tax under the recently enacted Global Intangible Low Tax Income regime (“GILTI”). Specifically, the GILTI rules impose an annual minimum tax on U.S. Holders of their share of GILTI income generated through CFCs. This GILTI income very generally equals a CFC’s income over a 10% return on the CFCs tangible depreciable trade or business assets. The GILTI tax is 10.5% (until 2026 and 13.12% for tax years after) on U.S. Holders who are C corporations, as they are entitled to a 50% deduction (37.5% after 2025) of the GILTI income as well as a reduced foreign tax credit on foreign taxes paid on the GILTI income. U.S. Holders who are individuals, estates or trusts may pay substantially more tax on GILTI income, as they are subject to ordinary tax rates (ranging from 10% to 37% plus the net investment income tax of 3.8%). Such U.S. Holders are not entitled to a deduction on GILTI income or a reduced foreign tax credit. There is, however, an election available to such U.S. Holders to mitigate the tax impact.

If we are a CFC, the PFIC rules set forth above, even if we are otherwise considered to be a PFIC, will not be applicable.

United States persons who might, directly, indirectly or constructively, acquire 10% or more of our common shares, and therefore might be a United States Shareholder, should consider the possible application of the CFC rules and GILTI rules and consult a tax advisor with respect to such matters.

Material Canadian Federal Income Tax Considerations

Non-Residents of Canada

The following portion of the summary is generally applicable to a U.S. Holder. Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

Disposition of Common Shares

Upon the disposition by a U.S. Holder of common shares in our Company, the U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain realized unless the common shares disposed of constitute “taxable Canadian property” of the U.S. Holder and the U.S. Holder is not entitled to relief under an applicable tax treaty or convention. Common shares will generally not constitute “taxable Canadian property” of such U.S. Holder unless at any time in the preceding 60 months both of the following statements were true: (a) the U.S. Holder, together with either (i) persons with whom the U.S. Holder does not deal at arm’s length or (ii) partnerships in which the U.S. Holder or a person in (a) directly or indirectly hold membership interests, held shares and/or rights to acquire shares representing 25% or more of the issued shares of any class of our capital stock; and (b) more than 50% of the fair market value of our common stock was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties, and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii).

U.S. Holders whose common shares constitute “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances.

Dividends Paid on Common Shares

Dividends paid, credited or deemed to have been paid or credited on our common shares held by a U.S. Holder will be subject to a Canadian withholding tax under the Tax Act at a rate of 25% of the gross amount of the dividends, subject to reduction by any applicable tax convention. Under the tax convention between Canada and the United States (the “Tax Treaty”), the rate of withholding tax on dividends generally applicable to U.S. Holders who beneficially own the dividends is reduced to 15%. In the case of U.S. Holders that are corporations that beneficially own at least 10% of our voting shares, the rate of withholding tax on dividends generally is reduced to 5%. So-called “fiscally transparent” entities, such as United States limited liability companies, or LLCs, are not entitled to rely on the terms of the Tax Treaty, however a member of such entity will be considered to have received the dividend directly and to benefit from the reduced rates under the Tax Treaty, where the member is considered under U.S. taxation law to have derived the dividend through that entity and by reason of the entity being a fiscally transparent entity, the treatment of the dividend is the same as its treatment would be if the amount had been derived directly by the member. Members of such entities are regarded as holding their proportionate share of our common shares held by the entity for the purposes of the Tax Treaty.

LEGAL MATTERS

The validity of the common shares covered by this prospectus will be passed upon for us by LaBarge Weinstein LLP, Ottawa, Ontario.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Haskell & White LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and are qualified in their entirety by the actual contract, agreement or other document. You should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of an such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s website referenced below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

Our website address is www.fennecpharma.com.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules permit us to incorporate information by reference into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for information superseded by information contained in this prospectus or in any subsequently filed incorporated document. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC, other than information in such documents that is deemed to be furnished and not filed. These documents contain important information about us and our business and financial condition. Any report or information within any of the documents referenced below that is furnished, but not filed, shall not be incorporated by reference into this prospectus.

•	our Annual Report on Form 10-K for the year ended December 31, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 2, 2022;

•	our Current Reports on Form 8-K filed with the SEC on January 31, 2022, Two filings, June 15, 2022, August 1, 2022, August 22, 2022, and September 26, 2022; and

•	the description of our common shares set forth in our registration statement on Form 8-A filed with the SEC on September 11, 2017, including any amendments or reports filed for the purpose of updating such description.

All documents that we file (but not documents or parts of documents that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii)after the effectiveness of the registration statement but prior to the termination of the offering of common shares covered by this prospectus, shall be deemed to be incorporated by reference into this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. Any such request may be made by writing or calling us at the following address or phone number:

Fennec Pharmaceuticals Inc.

PO Box 13628, 68 TW Alexander Drive

Research Triangle Park, NC 27709

(919) 636-4530

Attn: Corporate Secretary

FENNEC PHARMACEUTICALS INC.

3,914,850 Common Shares

PROSPECTUS

                                                    , 2022

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a reasonably itemized statement of all fees and expenses incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, if any. All but the SEC registration fee are estimates and remain subject to future contingencies.

SEC registration fee	$4,099
Accounting fees and expenses	$7,500
Legal fees and expenses	$25,000
Financial printing fees, transfer agent fees and miscellaneous expenses	$5,000
Total	$41,599

Item 15. Indemnification of Directors and Officers.

Business Corporations Act (British Columbia)

Division 5 of Part 5 of the Business Corporations Act (British Columbia) provides that a corporation may (a) indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable and (b) after the final disposition of an eligible proceeding, pay the expenses (not including judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

An “eligible party” means an individual who (a) is or was a director or officer of the corporation, (b) is or was a director or officer of another corporation (i) at a time when the other corporation is or was an affiliate of the corporation, or (ii) at the request of the corporation, or (c) at the request of the corporation, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity.

An “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

A corporation must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

A corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided the corporation first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited, the eligible party will repay the amounts advanced.

Notwithstanding any of the foregoing, a corporation must not indemnify an eligible party or pay the expenses of an eligible party if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the corporation was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation or the associated corporation, as the case may be;

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the corporation or by or on behalf of an associated corporation, the corporation must not (a) indemnify the eligible party in respect of the proceeding or (b) pay the expenses of the eligible party in respect of the proceeding.

A corporation may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the corporation or an associated corporation.

Articles

Our Articles provide that, subject to the Business Corporations Act (British Columbia), we must indemnify an eligible party and their respective heirs and personal or other legal representatives against all eligible penalties to which such eligible party is or may be liable. We must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with us on this term. The Articles also provide that the Company may indemnify any person, subject to any restrictions in the Business Corporations Act (British Columbia).

Our Articles defines the following terms: (1) an “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an “eligible proceeding”; (2) an “eligible party” means a director, former director or alternate director of the Company; (3) an “eligible proceeding” means a legal proceeding or investigative action (whether current, threatened, pending or completed), in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding; and (4) “expenses” has the meaning set out in the Business Corporations Act (British Columbia).

Our Articles provide that we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who is or was a director, alternative director, officer, employee or agent, or held or holds such position or a position equivalent to the foregoing (each, an “insured party”) with respect to (i) us; (ii) a corporation at a time when the corporation was an affiliate of ours; (iii) at our request, served in such capacity with respect to a corporation, partnership, trust, joint venture or other unincorporated entity, against any liability that may be incurred by him or her acting in such capacity.

We maintain liability insurance policies regarding our directors and officers against certain liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit No.	Description	Location
4.1	Notice of Articles dated August 25, 2011	Exhibit 3.2(i) to the Company’s Form 8-K filed August 26, 2011

4.2	Articles dated August 25, 2011	Exhibit 3.2(ii) to the Company’s Form 8-K filed August 26, 2011

4.3	Notice of Alteration dated September 3, 2014	Exhibit 3.1 to the Company’s Form 8-K filed September 9, 2014

4.4	Shareholder Rights Plan Agreement dated June 27, 2017 between Fennec Pharmaceuticals Inc. and Computershare Trust Company of Canada	Schedule B to the Management Proxy Circular of the Company filed May 24, 2017

4.5	Securities Purchase Agreement, dated as of August 1, 2022, between Fennec Pharmaceuticals Inc. and Petrichor Opportunities Fund I LP	Filed herewith

4.6	Senior Secured Convertible Note, dated August 19, 2022, issued by Fennec Pharmaceuticals Inc. in favor of Petrichor Opportunities Fund I LP	Filed herewith

4.7	Senior Secured Convertible Note, dated September 23, 2022, issued by Fennec Pharmaceuticals Inc. in favor of Petrichor Opportunities Fund I LP	Filed herewith

4.8	Warrant to Purchase Common Shares, dated August 19, 2022, issued by Fennec Pharmaceuticals Inc. in favor of Petrichor Opportunities Fund I LP	Filed herewith

4.9	Warrant to Purchase Common Shares, dated September 23, 2022, issued by Fennec Pharmaceuticals Inc. in favor of Petrichor Opportunities Fund I LP	Filed herewith

5.1	Opinion of LaBarge Weinstein LLP	Filed herewith

23.1	Consent of Haskell & White LLP	Filed herewith

23.2	Consent of LaBarge Weinstein LLP	Contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney	Contained on the signature pages of this Registration Statement

107	Filing Fee Table	Filed herewith

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on December 1, 2022.

Fennec Pharmaceuticals Inc.

By:	/s/ Rostislav Raykov
Rostislav Raykov
Chief Executive Officer, Director

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Rostislav Raykov and Robert Andrade, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Rostislav Raykov	Chief Executive Officer and Director	December 1, 2022
Rostislav Raykov	(Principal Executive Officer)

/s/ Robert Andrade	Chief Financial Officer	December 1, 2022
Robert Andrade	(Principal Financial Officer and Principal Accounting Officer)

/s/ Marco Brughera	Director	December 1, 2022
Marco Brughera

/s/ Jodi Cook	Director	December 1, 2022
Jodi Cook

/s/ Adrian Haigh	Director	December 1, 2022
Adrian Haigh

/s/ Khalid Islam	Director	December 1, 2022
Khalid Islam

/s/ Chris A. Rallis	Director	December 1, 2022
Chris A. Rallis